Exhibit 10.1

SHARE TRANSFER AGREEMENT

Seller: A to Co., Ltd.
Purchaser: LEIFRAS CO., LTD.

SHARE TRANSFER AGREEMENT

A to Co., Ltd. (the “Seller”), LEIFRAS CO., LTD. (the “Purchaser”), and Masato Takao (“Mr. Takao”) hereby enter into this agreement (this “Agreement”) concerning the acquisition by the Purchaser of shares in A TO SPORTS INC. (the “Target Company”) as follows.

CHAPTER 1 PURPOSE AND DEFINITIONS

(Purpose)

Article 1 This Agreement is entered into for the purpose of transferring management control of the Target Company from the Seller to the Purchaser by the Seller transferring to the Purchaser all issued shares of the Target Company, with a view to the further development of the Target Company and the Purchaser.

(Definitions)

Article 2 In this Agreement, the terms set forth in the following items, when used without any separate definition, shall have the meanings respectively set forth in those items.

(1)	“Target Shares” means all shares owned by the Seller (100 shares) out of the total number of issued shares of the Target Company.

(2)	“Target Business” means all businesses operated by the Target Company in Canada as of the date of execution of this Agreement (including the soccer school business).

(3)	“Closing Date” means January 1, 2027 (or such other date as may be separately agreed upon by the Seller and the Purchaser).

CHAPTER 2 TRANSFER OF THE TARGET SHARES

(Share Transfer)

Article 3 On the Closing Date, in exchange for receipt of payment in full of the Share Transfer Price set forth in the following Article and in accordance with the provisions of this Agreement, the Seller shall complete the procedures necessary to register the transfer in the securities register of the Target Company and transfer all of the Target Shares to the Purchaser, and the Purchaser shall acquire all of the Target Shares from the Seller (the “Share Transfer”).

1.	The Seller shall be obligated to consummate the Share Transfer on the Closing Date subject to the satisfaction of the conditions set forth in the following items; provided, however, that the Seller may waive all or any of such conditions.

(1)	The matters represented and warranted by the Purchaser under Article 9 are true and accurate as of the Closing Date.

(2)	The Purchaser has performed the obligations set forth in each item of Article 11 by the Closing Date.

2.	The Purchaser shall perform its obligation to pay the Share Transfer Price set forth in Article 4 subject to the satisfaction, as of the Closing Date, of the conditions precedent set forth in Article 6; provided, however, that the Purchaser may waive all or any of such conditions.

3.	The Seller and the Purchaser mutually confirm that confirmation of the satisfaction of, or waiver of all or any of, the conditions precedent set forth in the preceding two paragraphs shall not constitute an expression of intent to waive any claim for damages or any other rights under this Agreement.

4.	The payment pursuant to Article 5 and the delivery of the Material Items pursuant to Article 7 (collectively, the “Closing of the Share Transfer”) shall take place on the Closing Date.

(Share Transfer Price)

Article 4 In exchange for delivery of all of the Target Shares, the Purchaser shall pay the Seller JPY 2,000,000 as consideration for the Target Shares.

(Method of Payment)

Article 5 In exchange for delivery of the Material Items under Article 7, the Purchaser shall pay the Share Transfer Price to the Seller on the Closing Date by wire transfer to the bank account designated by the Seller below; provided, however, that the bank transfer fees shall be borne by the Purchaser.

(Designated Account)

Bank and Branch: [*]

Account Type and Number: [*]

Account Holder: [*]

(Conditions Precedent)

Article 6 The Purchaser shall perform its obligations under Article 4 subject to the satisfaction of all of the conditions set forth in the following items as of the Closing Date.

(1)	All representations and warranties of the Seller set forth in Article 8 are true and accurate.

(2)	The Seller has performed or complied with all obligations required to be performed or complied with by the Seller under this Agreement prior to the Closing of the Share Transfer.

(3)	All approvals, consents, and procedures, including any approval by a shareholders’ meeting or board of directors, required for the Share Transfer under applicable laws and regulations and the articles of incorporation and other organizational documents of the Target Company have been completed.

(4)	In accordance with Article 10, item (6), the procedures for waiving all shareholder/officer loans recorded in the financial statements of the Target Company (CAD 9,518 most recently) have been completed, and such liabilities have been extinguished at the Target Company.

(5)	In accordance with Article 10, item (7), an agreement providing for Mr. Takao’s continued service with the Target Company for five years after the Closing Date (with annual officer compensation of CAD 33,000 for the first year; provided, however, that the same amount is not guaranteed for subsequent years) has been validly executed, and a copy thereof has been submitted to the Purchaser.

(6)	No circumstance or event has occurred, and there is no likelihood of any circumstance or event occurring, that has or could have a material adverse effect on the business, assets, liabilities, financial condition, results of operations, cash flows, or future earnings plans or prospects of the Target Company.

(7)	The following documents and certificates have been delivered to the Purchaser:

(i)	Copies of minutes or other evidence demonstrating that the approvals and other procedures specified in item (3) of this Article have been completed;

(ii)	A copy of the notice of waiver of the shareholder/officer loans or other evidence pursuant to Article 10, item (6);

(iii)	A copy of Mr. Takao’s agreement for appointment as an officer/employment agreement pursuant to Article 10, item (7).

(8)	If the Seller has any guarantee obligations to a financial institution for the benefit of the Target Company, such guarantee obligations have been extinguished by the Closing Date through the provision of a substitute guarantee, payment by subrogation, or any other method reasonably approved by the Purchaser.

(Delivery of Material Items)

Article 7 In exchange for payment of the Share Transfer Price under Article 5, the Seller shall deliver the following material items to the Purchaser:

(1)	The securities register of the Target Company;

(2)	The seal registration certificates or signature certificates of the Seller and Mr. Takao;

(3)	The registered seal, bank seal, passbooks, items listed in the attached Schedule of Financial Institution-Related Items, corporate cards, and all online banking account information of the Target Company;

(4)	Originals or certificates of licenses and permits necessary to operate the business of the Target Company (including City Business Licenses);

(5)	A duly prepared and executed instrument of transfer relating to the Target Shares and any other documents required for the Share Transfer under applicable laws and regulations and the articles of incorporation and other organizational documents of the Target Company.

1.	The Seller shall cause the Target Company, on the Closing Date, to carry out the procedures necessary to register the Purchaser as a shareholder in the securities register of the Target Company.

CHAPTER 3 REPRESENTATIONS AND WARRANTIES

(Representations and Warranties of the Seller)

Article 8 The Seller represents and warrants that, as of the date of execution of this Agreement and the Closing Date, each matter set forth in the attached Schedule entitled “Matters Represented and Warranted by the Seller” is true and accurate. The fact that the Purchaser knew or could have known of any fact constituting or potentially constituting a breach of such representations and warranties shall not affect the validity of the Seller’s representations and warranties under this paragraph, nor shall it affect any assertion by the Purchaser that the conditions precedent set forth in Article 6 have not been satisfied, any claim for indemnification or other relief under Article 15, or any other remedy available to the Purchaser.

(Representations and Warranties of the Purchaser)

Article 9 The Purchaser represents and warrants that, as of the date of execution of this Agreement and the Closing Date, each matter set forth in the attached Schedule entitled “Matters Represented and Warranted by the Purchaser” is true and accurate.

CHAPTER 4 TREATMENT PRIOR TO THE CLOSING OF THE SHARE TRANSFER

(Obligations of the Seller Prior to Closing)

Article 10 The Seller shall perform the obligations set forth in the following items during the period from the date of execution of this Agreement until the Closing of the Share Transfer:

(1)	Procedures for Approval of the Transfer of the Target Shares

The Seller shall cause a resolution approving the Share Transfer to be duly adopted in accordance with the internal procedures of the Target Company.

(2)	Restrictions on Activities Outside the Ordinary Course of Business

The Seller shall cause the Target Company to conduct its activities within the ordinary course of business and shall not cause the Target Company to undertake any material disposition of property or incurrence of liabilities outside the ordinary course of business without the Purchaser’s prior written consent.

(3)	Breach of Representations and Warranties and Duty of Due Care of a Prudent Manager

(i)	If, during the period from the date of execution of this Agreement until the Closing of the Share Transfer, the Seller breaches any representation or warranty set forth in Article 8 or a risk of such breach arises, the Seller shall notify the Purchaser of the details of such breach or risk within three days.

(ii)	The Seller shall owe the duty of due care of a prudent manager with respect to the operation of the Target Company during the period from the date of execution of this Agreement until the Closing of the Share Transfer.

(iii)	If any property of the Target Company is damaged or lost, the Seller shall report such damage or loss to the Purchaser within three days and, if requested by the Purchaser, shall enter into negotiations to modify the Share Transfer Price.

(4)	Maintenance of Licenses, Permits, and Visa Requirements

(i)	The Seller shall cause all business licenses (including City Business Licenses) and permits and approvals necessary to operate sports schools in Canada to be lawfully and validly maintained.

(ii)	The Seller shall cause the work authorization of instructors and staff (including Work Permits) to be appropriately managed and maintained so as not to violate local labor and immigration laws and regulations.

(5)	Procedures for Contracts Requiring Action

If any lease, facility use agreement, service agreement, or other agreement entered into by the Target Company requires notice or approval upon a change of control, the Seller shall cause the necessary procedures to be completed by the Closing Date.

(6)	Waiver of Shareholder/Officer Loans

By the Closing Date, the Seller shall complete the procedures for waiving all shareholder/officer loans recorded in the financial statements of the Target Company (amount as of the date of execution of this Agreement: CAD 9,518; provided, however, that this includes all amounts outstanding as of the Closing Date) and shall cause such liabilities of the Target Company to be completely extinguished.

(7)	Execution of Key Person Agreement

By the Closing Date, Mr. Takao shall cause a valid agreement to be entered into with the Target Company providing for his continued service for five years after the Closing Date (whether as an officer or employee), with annual officer compensation of CAD 33,000 for the first year and with compensation for subsequent years to be determined through good-faith consultation between the parties, taking the first-year amount as a basis and considering the Target Company’s performance and business conditions and the nature of his duties.

(8)	Submission of Material Documents

The Seller shall submit to the Purchaser its seal registration certificate/signature certificate, copies of Contracts Requiring Action, and copies of documents evidencing assets and liabilities.

(9)	Best-Efforts Obligation to Retain Members

Until the Closing Date, the Seller shall use its best efforts to ensure that all school members enrolled as of the date of execution of this Agreement continue their enrollment.

(10)	Release of Guarantee Obligations

If the Seller has any guarantee obligations to a financial institution or other third party for the benefit of the Target Company, the Seller shall, at its own responsibility and expense, extinguish such guarantee obligations by the Closing Date through the provision of a substitute guarantee or security, payment by subrogation, or any other method reasonably approved by the Purchaser.

(Obligations of the Purchaser Prior to Closing)

Article 11 The Purchaser shall perform the obligations set forth in the following items during the period from the date of execution of this Agreement until the Closing of the Share Transfer:

(1)	If the Purchaser breaches any representation or warranty set forth in Article 9 or a risk of such breach arises, the Purchaser shall notify the Seller within three days.

(2)	To the extent necessary for the Target Company to complete procedures relating to Contracts Requiring Action, the Purchaser shall cooperate in submitting its financial materials and other documents.

(3)	The Purchaser shall make all notices and filings required by applicable laws and regulations prior to the Closing of the Share Transfer; provided, however, that this shall not apply to any notice or filing that applicable laws and regulations permit to be made after the Closing of the Share Transfer.

CHAPTER 5 OBLIGATIONS AFTER THE CLOSING OF THE SHARE TRANSFER

(Obligations of the Seller and Mr. Takao After Closing)

Article 12 After the Closing of the Share Transfer, the Seller and Mr. Takao shall perform the obligations set forth in the following items:

(1)	Key Person Provision (Continued Commitment and Prohibition on Departure)

For five years after the Closing of the Share Transfer, Mr. Takao shall continue to engage in the operation of the business as a director of the Target Company or the person responsible for on-site operations.

(2)	Non-Competition and Related Obligations

(i)	For five years after the Closing of the Share Transfer, the Seller and Mr. Takao shall not, within the Province of British Columbia, Canada, conduct, support, or invest in any business substantially similar to that of the Target Company (including soccer schools, sports schools, and other sports instruction businesses for youth), nor cause any third party to do so.

(ii)	For five years after the Closing of the Share Transfer, the Seller and Mr. Takao shall not solicit any officer, employee, or coach of the Target Company to leave the Target Company, nor solicit any school member to withdraw or join another club.

(3)	Cooperation with Customers, Business Partners, and Other Parties

At the request of the Purchaser, the Seller shall fully cooperate in notifying customers, parents/guardians, and business partners of the change in management control.

(4)	Management of Account Information and Devices

After the Closing of the Share Transfer, the Seller shall not access any business-related services or social media accounts of the Target Company and shall completely delete all login information from, and log out of such accounts on, the personal devices of the Seller and Mr. Takao.

(5)	Cooperation with Audits and PPA

For three years after the Closing of the Share Transfer, the Seller shall provide cooperation, to a reasonable extent, with the purchase price allocation (PPA) procedures, accounting audits, tax examinations, and other review procedures conducted by the Purchaser.

(Obligations of the Purchaser After Closing)

Article 13 After the Closing of the Share Transfer, the Purchaser shall treat the employees of the Target Company as follows:

Treatment of Employees

After the Closing of the Share Transfer, the Purchaser shall endeavor to cause the Target Company to give good-faith consideration to maintaining the employment and working conditions of the employees employed by the Target Company in light of the business conditions of the Target Company and other relevant circumstances; provided, however, that this Article does not guarantee or obligate the Purchaser to maintain the employment of any employee or provide any other specific treatment, and employment and working conditions after the Closing of the Share Transfer shall be left to the discretion of the Purchaser and the Target Company.

CHAPTER 6 ANCILLARY AGREEMENTS

(Ancillary Agreements)

Article 14 The Seller and the Purchaser agree to the following matters ancillary to the Share Transfer:

Agreement Concerning Transition Assistance

After the Closing Date, Mr. Takao shall cooperate in good faith with the transition of the Target Company’s business operations (including explaining instructional policies, sharing event know-how, providing guidance to prevent the solicitation of members, and greeting local stakeholders). Consideration for such transition assistance shall be included in the compensation specified in Article 10, item (7), and the Target Company shall bear reasonable out-of-pocket expenses (including transportation expenses).

CHAPTER 7 DAMAGES

(Damages or Indemnification)

Article 15 If any party intentionally or negligently breaches this Agreement and thereby causes damage to another party or the Target Company, such party shall compensate the other party or the Target Company for such damage (including reasonable attorneys’ fees), provided that a claim is made within three years after the Closing Date (or, in the case of a breach of the non-competition obligations under Article 12, item (2), within five years, and in the case of a breach of representations and warranties relating to tax or labor matters, within five years).

1.	The aggregate liability of the Seller and Mr. Takao for damages and indemnification shall not exceed the Share Transfer Price (provided, however, that no cap shall apply in the case of a breach of representations and warranties concerning title to the Target Shares).

2.	The aggregate liability of the Purchaser for damages and indemnification shall not exceed the Share Transfer Price.

3.	Each party confirms that this Agreement may not be rescinded or terminated after the Closing of the Share Transfer.

4.	Damages or other compensation for a breach of the Seller’s representations and warranties shall be treated as an adjustment to the Share Transfer Price.

CHAPTER 8 GENERAL PROVISIONS

Article 16 (Prohibition on Assignment of Rights and Obligations) No party may assign or otherwise dispose of its rights or obligations under this Agreement to any third party without the prior written consent of all other parties.

Article 17 (Confidentiality) No party may divulge or disclose to any third party the contents of this Agreement or any confidential information learned in the course of negotiations without the prior written consent of all other parties.

Article 18 (Expenses) Unless otherwise specifically agreed, each party shall bear its own costs and expenses (including professional fees) incurred in connection with the execution and closing procedures of this Agreement.

Article 19 (Entire Agreement) This Agreement constitutes the final and entire agreement among the parties concerning the Share Transfer, and all prior oral or written agreements and understandings (including expressions of intent) shall cease to have effect upon execution of this Agreement.

Article 20 (Notices) Any notice under this Agreement shall be made in writing (including by electronic record) and shall become effective upon receipt.

Article 21 (Amendments) This Agreement may not be amended except by a written instrument executed by all parties.

Article 22 (Jurisdiction) The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over any dispute arising out of or relating to this Agreement.

Article 23 (Governing Law) This Agreement shall be governed by the laws of Japan.

Article 24 (Good-Faith Consultation) If any doubt arises regarding the interpretation of this Agreement or any matter not provided for herein, the parties shall resolve the matter through good-faith consultation.

IN WITNESS WHEREOF, three originals of this Agreement have been executed, and the Seller, the Purchaser, and Mr. Takao shall each affix its or his name and seal and retain one original.

September 16,	2026 Seller:
Resona Kudan Building 5F, 1-5-6
Kudan-minami, Chiyoda-ku, Tokyo
A to Co., Ltd.
Representative Director Masato Takao

Purchaser:
4-20-3 Ebisu, Shibuya-ku, Tokyo
LEIFRAS CO., LTD.
Representative Director Kiyotaka Ito

Mr. Takao:
Address: [*]
Masato Takao

SCHEDULE: FINANCIAL INSTITUTION-RELATED ITEMS

[REDACTED]

SCHEDULE: CONTRACTS REQUIRING ACTION

[REDACTED]

SCHEDULE: SETTLEMENT AMOUNTS

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SCHEDULE: MATTERS REPRESENTED AND WARRANTED BY THE SELLER

Provided, however, that the matters set forth in the attached “Schedule of Exceptions to Representations and Warranties” shall be excluded.

PART 1 MATTERS CONCERNING THE SELLER

1.	Capacity and Authority: The Seller has the legal capacity, mental capacity, capacity to act, and authority necessary to execute and perform this Agreement.

2.	Separation from Anti-Social Forces: The Seller is not an Anti-Social Force; has no direct or indirect capital or financial relationship with any Anti-Social Force; does not cooperate or participate in the maintenance or operation of any Anti-Social Force, regardless of the nominal form of such cooperation or participation; and has no dealings with any Anti-Social Force.

3.	No Conflict with Laws or Regulations: The execution and performance of this Agreement and the Closing of the Share Transfer (i) do not violate any laws or regulations, (ii) do not violate any judgment or other decision of a judicial or administrative authority applicable to the Seller, and (iii) do not violate the articles of incorporation or any other internal rules of the Target Company.

4.	Ownership of the Target Shares: The Seller has lawfully and validly acquired and owns the Target Shares and is the registered and beneficial shareholder thereof. The Target Shares are free and clear of any pledge, security assignment, or other security interest, restriction, or encumbrance, and the Seller has the right to transfer the Target Shares to the Purchaser free and clear of all such encumbrances.

PART 2 MATTERS CONCERNING THE TARGET COMPANY

1.	Existence and Capacity: The Target Company is a corporation duly and validly incorporated and existing under the laws of Canada and has the legal capacity and capacity to act necessary to own its property and conduct its current business.

2.	Separation from Anti-Social Forces: The Target Company is not an Anti-Social Force; has no direct or indirect capital or financial relationship with any Anti-Social Force; and no Anti-Social Force is involved in its management. The Target Company has not appointed as an officer or employed any Anti-Social Force or any person having dealings with an Anti-Social Force.

3.	Licenses, Permits, and Other Approvals: The Target Company has timely completed all procedures required by laws and regulations, including obtaining all licenses, permits, approvals, and other authorizations from, and making all reports and filings with, judicial and administrative authorities required for the execution and performance of this Agreement (including City Business Licenses); provided, however, that this shall not apply to any procedure that applicable laws and regulations permit to be completed after the Closing of the Share Transfer.

4.	Accuracy of the Securities Register: The entries relating to the Target Shares in the securities register of the Target Company received by the Purchaser are true and accurate.

5.	Existence of the Target Shares: The only issued shares of the Target Company are common shares, and no share acquisition rights or other securities or rights that would affect the shareholder composition or capital structure of the Target Company have been created or granted.

6.	No Subsidiaries or Affiliates: The Target Company has no subsidiaries or affiliates and does not hold shares or equity interests in any entity for the purpose of controlling its management.

7.	Financial Statements and Fair Presentation: The balance sheets and statements of income (including trial balances) delivered to the Purchaser have been prepared in accordance with applicable accounting standards and fairly present the financial condition and results of operations as of the respective reference dates. Since the applicable reference date, no circumstance or event has occurred that has a material adverse effect on the business, assets, liabilities, financial condition, results of operations, cash flows, or future earnings plans of the Target Company.

8.	Assets: The Target Company owns, or has the lawful right to use, all tangible and intangible assets (including real property, personal property, and contractual rights) necessary and sufficient to smoothly operate the Target Business, and such assets are in a condition suitable for use in the ordinary course of business.

9.	Debts and Liabilities: The Target Company has no contingent liabilities, off-balance-sheet liabilities, or insufficient reserves or write-offs (other than the CAD 9,518 shareholder/officer loans to be extinguished by the Closing Date).

10.	Proper Tax Filings: For the past seven years, the Target Company has lawfully and properly filed all returns and timely paid all taxes and public charges, including corporate taxes, in Japan and abroad. There is no risk of any tax assessment relating to any period prior to the Closing Date.

11.	No Default: All agreements necessary to conduct the Target Business have been validly and lawfully entered into, and neither the Target Company nor any counterparty is in default thereunder.

12.	Absence of Agreements Requiring Consent: Except for those listed in the attached “Schedule of Contracts Requiring Action,” no agreement relating to the Target Business requires any consent, approval, notice, or other action by the Closing Date in connection with the Share Transfer, or contains a change-of-control provision making the Share Transfer a ground for termination or acceleration.

13.	Ownership of Intellectual Property Rights: All trademarks and other intellectual property rights owned (including jointly owned) by the Target Company are validly registered with the competent authorities, are not subject to any security interest, and are not being challenged by any third party.

14.	Non-Infringement of Intellectual Property Rights: The Target Company has confirmed, to a reasonable extent, that the Target Business and the services it provides do not infringe any intellectual property rights of any third party, and has not received any claim arising from infringement of any third party’s intellectual property rights.

15.	Labor Relations and Visas: The Target Company has not violated any laws or regulations with respect to the working conditions of its employees and coaches, and no labor dispute exists. There is no improper employment, including unlawful work under local labor or immigration laws or regulations, with respect to the work authorization of instructors and staff (including Work Permits).

16.	Environmental Matters: In operating the Target Business, the Target Company has not violated any laws or regulations relating to pollution or environmental protection, and no soil contamination or other environmental pollution has occurred at any facility used by the Target Company.

17.	Absence of Disputes: No litigation, arbitration, mediation, or other judicial or administrative proceeding to which the Target Company is a party is pending, and the Target Company has not received any warning or complaint from any governmental authority or third party.

18.	Compliance with Laws and Licenses and Permits: The Target Company complies with all laws and regulations applicable to the Target Business, holds all licenses, permits, and other authorizations necessary to operate the Target Business in its current manner, and complies with all conditions and requirements thereof.

19.	Insurance Policies: The Target Company maintains appropriate property and casualty insurance covering the Target Business or its assets. No insurance claim has been made against any insurer under such insurance.

20.	Absence of Changes: During the period from the date of execution of this Agreement until the Closing Date, the Target Company has not, without the Purchaser’s prior written consent, taken any of the actions set forth below or any other action resulting in a material change to its assets or financial condition, except for actions provided for in this Agreement:

(i)	Transfer, disposition, or lease of material assets;

(ii)	Incurrence of new borrowings or other liabilities, provision of guarantees, or creation of security interests;

(iii)	New capital expenditures or non-recurring purchases;

(iv)	Entry into, cancellation, or termination of any non-recurring agreement;

(v)	Material hiring or dismissal of employees, appointment of officers (other than reappointment), or material changes to personnel systems;

(vi)	Approval of any transfer of shares of the Target Company (other than approval of the Share Transfer) or acquisition of treasury shares;

(vii)	Issuance of offered shares, increase or reduction of capital, share split, or similar action;

(viii)	Merger, company split, share exchange, share transfer, or business transfer;

(ix)	Dividends to shareholders;

(x)	Any matter other than the foregoing that is outside the ordinary course of business.

21.	Disclosed Information: The Seller and the Target Company have delivered or provided to the Purchaser all material documents and information relating to the Share Transfer, and the information disclosed is true and accurate in all material respects. Neither the Seller nor the Target Company has provided inaccurate materials in response to any request by the Purchaser or, except where unavoidable, refused to make disclosure.

22.	Advisory Fees and Other Costs: There are no attorneys’, certified public accountants’, tax accountants’, financial advisors’, or other advisors’ fees or other expenses incurred in connection with the execution and performance of this Agreement or the Share Transfer that are borne, or required to be paid, by the Target Company.

SCHEDULE: MATTERS REPRESENTED AND WARRANTED BY THE PURCHASER

Provided, however, that the matters set forth in the attached “Schedule of Exceptions to Representations and Warranties” shall be excluded.

1.	Existence and Capacity: The Purchaser is a joint-stock company duly and validly incorporated and existing under the laws of Japan and has the legal capacity and capacity to act necessary to own its property and conduct its current business.

2.	Power and Authorization: The Purchaser has the power and authority necessary to execute and perform this Agreement and has completed all necessary internal procedures.

3.	Separation from Anti-Social Forces: The Purchaser is not an Anti-Social Force; has no direct or indirect capital or financial relationship with any Anti-Social Force; and has no dealings with any Anti-Social Force.

4.	Licenses, Permits, and Other Approvals: The Purchaser has timely completed all necessary procedures, including obtaining all licenses, permits, approvals, and other authorizations from, and making all reports and filings with, judicial and administrative authorities required for the execution and performance of this Agreement and the Closing of the Share Transfer; provided, however, that this shall not apply to any procedure that applicable laws and regulations permit to be completed after the Closing of the Share Transfer.

5.	No Conflict with Laws or Regulations: The execution and performance of this Agreement (i) do not violate any laws or regulations, (ii) do not violate any judgment or other decision of a judicial or administrative authority applicable to the Purchaser, and (iii) do not violate the articles of incorporation or any other internal rules of the Purchaser.

SCHEDULE: EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

The following matters disclosed by the Seller to the Purchaser as of the date of execution of this Agreement shall be excluded from the representations and warranties set forth in Article 8 (Representations and Warranties of the Seller).

No.	Applicable Representation and Warranty	Details of Exception (Known Concerns, etc.)
1	None	As of the date of execution of this Agreement, there are no known exceptions that the Seller is required to disclose.

*	Any addition to or modification of this Schedule after the execution of this Agreement requires the Purchaser’s prior written consent. Unless the Purchaser consents to such addition or modification, the representations and warranties in the attached “Schedule of Matters Represented and Warranted by the Seller” shall continue to apply to the relevant matter without modification.